UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 3, 2017

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2017, the Board of Directors (the “Board”) of J.Crew Group, Inc. (the “Company”) appointed Chad A. Leat and Richard D. Feintuch to the Board. There are no arrangements or understandings between any other persons and either of Mr. Leat or Mr. Feintuch pursuant to which either director was appointed. There are no transactions between the Company and either of Mr. Leat or Mr. Feintuch that would require disclosure under Item 404(a) of Regulation S-K. The new director appointments increase the size of the Board to eight members.

Messrs. Leat and Feintuch will each receive compensation as a director of the Company or its subsidiaries under the director compensation policies and programs as adopted by the Board from time to time.

On January 3, 2017, the Company entered into indemnification agreements with each of its current and newly appointed directors (the “Indemnification Agreements”). Such Indemnification Agreements clarify and supplement indemnification provisions already contained in the Company’s Articles of Incorporation and Bylaws and, among other things, provide for indemnification of the director to the fullest extent permitted by the laws of the state of Delaware, advancement of legal fees and expenses in connection with legal proceedings, certain procedures for determining whether the director is entitled to indemnification and dispute resolution procedures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: January 6, 2017	By:	/s/ MICHAEL J. NICHOLSON
Michael J. Nicholson
President, Chief Operating Officer and Chief Financial Officer

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